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FIRST PLACE
FINANCIAL
CORPORATION

                                 NEWS RELEASE


DATE:          October 26, 1998

CONTACT:       James D. Rose, President

TELEPHONE:     (505) 324-9542


                         FIRST PLACE FINANCIAL CORPORATION
                       REPORTS THIRD QUARTER 1998 NET INCOME

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chairman of the board and chief executive officer of First Place Financial Corporation (FPFC), today reported net income for the first nine months of 1998 of $6.2 million, compared to $6.8 million reported for the same period a year ago. Net income for the third quarter of 1998 was $2.3 million compared to net income of $2.1 million recorded for the third quarter of 1997.

The year-to-date decrease of $598,000 in net income for the nine months ended September 30, 1998 compared to the like period in 1997 was primarily due to an increase in the provision for loan losses and increases in other operating expenses. The provision for loan losses for the first nine months of 1998 was $1,555,000, an increase of $265,000 from the year ago period. This increase was primarily due to concerns with certain portions of the loan portfolio. The provision for loan losses for the third quarter of 1998 was $420,000 a decrease of $135,000 from the $555,000 recorded in the third quarter of 1997 and reflects improving trends in the loan portfolio. Other expenses of $16.8 million for the nine months ended September 30, 1998 were up 10 % from the like period a year ago. The other expense increases were primarily in data processing expenses and supplies, which were mainly due to technical enhancements. Salaries and benefits also increased primarily due to normal salary increases and a higher level of full-time equivalent employees added to support expansion, including pre-opening salaries for Capital Bank, Albuquerque. These increases in other expenses were offset somewhat by increases in net interest income and other income and a decrease in the effective tax rate from 25% at September 30, 1997 to 21% at September 30, 1998.

At September 30, 1998 FPFC had $910 million in total assets, an increase of $46 million over September 30, 1997 total assets of $864 million. Total loans at September 30,1998 were $431 million, a decrease of $57 million from the $488 million reported at September 30, 1997. A significant part of the decrease in loans was attributable to borrowers obtaining alternative long-term financing. In addition, the company experienced some early loan payoffs due to corporate

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acquisitions. Total stockholders' equity at September 30,1998 increased $6 million during the last twelve months to $77 million.

The board of directors of FPFC has declared a quarterly dividend of $.37 per share payable November 2, 1998 to shareholders of record as of September 16, 1998.

James D. Rose, president and chief operating officer of FPFC reported that Capital Bank, a de novo state chartered bank in Albuquerque, New Mexico, was opened on October 7, 1998.

FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, Capital Bank, Albuquerque and Burns National Bank of Durango, Colorado. FPFC stock is quoted on the NASDAQ bulletin board under the symbol FPLF.